Exhibit 23.5

Wachovia Capital Markets, LLC
301 South College Street
Charlotte, NC 28288-8905

May 2, 2005

Board of Directors
Transpro, Inc.
100 Gando Drive
New Haven, CT 06513

Re:    Initially Filed Registration Statement on Form S-4 of Transpro, Inc.

Lady and Gentlemen:

We hereby consent to the use in the registration statement of Transpro, Inc. on Form S-4 and in the proxy statement/prospectus-information statement, which is part of the registration statement, of our opinion dated January 13, 2005 appearing as Annex C to such proxy statement/prospectus-information statement, and to the description of such opinion and to the references to our name contained therein under the headings "Summary — The Merger — Wachovia's Fairness Opinion", "Risk Factors", "The Transactions — Background of the Merger", "The Transactions — Reasons for the Merger; Recommendation of Transpro Board" and "The Transactions — Wachovia's Fairness Opinion". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC

/s/    Wachovia Capital Markets, LLC